EXHIBIT 22
                                                                     (UNAUDITED)

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

     The following table lists all of the subsidiaries of the Company at December 31, 1993:

                 Philadelphia Suburban Water Company (Pa.)
                 Utility & Municipal Services, Inc. (Pa.)
                 PSC Services, Inc. (Del.)


                                       1